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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


                      Center Trust Announces Settlement Of
                 Litigation Relating To Merger With Pan Pacific

MANHATTAN BEACH, CA., January 13, 2003 - Center Trust, Inc. (NYSE: CTA) announced today that it has entered into a memorandum of understanding relating to the settlement of litigation relating to the proposed merger with Pan Pacific Retail Properties, Inc. (NYSE: PNP). Final settlement is subject to court approval. The lawsuit was filed by Paul Berger, on behalf of a putative class of Center Trust stockholders, against Center Trust and all members of the Center Trust board of directors.

In connection with the proposed settlement, (i) Center Trust provided certain additional disclosures regarding the merger to its stockholders in a Supplement to its Proxy Statement, which was mailed to Center Trust stockholders and filed with the Securities and Exchange Commission on December 31, 2002; and (ii) Pan Pacific has agreed to reduce the termination fee from $7.5 million to $6.0 million payable by Center Trust to Pan Pacific under certain circumstances as set forth in the Agreement and Plan of Merger.

On November 5, 2002, Center Trust and Pan Pacific entered into a definitive agreement pursuant to which Pan Pacific will acquire Center Trust. The agreement provides for a merger in which each share of Center Trust common stock will be converted into the right to receive 0.218 newly issued shares of Pan Pacific common stock. The transaction is intended to qualify as a tax-free reorganization and has been unanimously approved by each company's board of directors. Center Trust stockholders will vote on the transaction at a special meeting to be held on January 15, 2003. Only Center Trust stockholders of record as of the close of business on December 10, 2002 are entitled to vote at this special meeting.

About Center Trust

Center Trust, a fully integrated, self-managed real estate investment trust
(REIT), is a leading developer, owner and manager of retail shopping centers in the Western United States. Center Trust owns or controls a portfolio of 31 retail properties, comprised of 27 open-air, anchored shopping centers, 2 regional malls and 2 single tenant facilities, encompassing 7.4 million square feet.

About Pan Pacific

Pan Pacific is an equity REIT traded on the New York Stock Exchange under the symbol PNP. Pan Pacific is the largest neighborhood shopping center REIT on the West Coast. As of September 30, 2002, Pan Pacific's portfolio totaled 108 shopping centers, encompassing 16.0 million square feet of retail space, which
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was 97.1% leased to 2,539 retailers. The portfolio is diversified across five
Western U.S. markets: Northern California, Southern California, Washington, Oregon and Nevada.

Pan Pacific focuses on creating long-term stockholder value by specializing in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. Pan Pacific's strategy is aimed at providing stockholders with long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

Pan Pacific is headquartered in Vista (San Diego) California, and has regional offices located in Sacramento, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

For further information, please contact;
Elizabeth Saghi
EAS & Associates
(805) 884-0185
eas17@cox.net